Exhibit No. 99

The Allstate Corporation
News Release

FOR IMMEDIATE RELEASE

Contact:	Michael Trevino
(847) 402-5600

Allstate Comments on Hurricane Charley and Florida Hurricane Catastrophe Fund

NORTHBROOK, Ill., August 16, 2004 — Commencing on Friday, August 13, Hurricane Charley, a Category 4 hurricane, struck portions of Florida and other areas of the eastern seaboard of the United States, including the Carolinas. Hundreds of claim adjusters have been dispatched to the region and have begun helping to restore the lives of those affected by this devastating storm.

With respect to The Allstate Corporation's exposure in Florida to Hurricane Charley, the Florida Hurricane Catastrophe Fund will reimburse the company’s Florida subsidiaries for 90% of their losses in excess of an estimated retention of $286 million, up to an estimated maximum reimbursement of $922 million. As the storm has only recently occurred, the impact of Hurricane Charley on the company and its subsidiaries cannot be fully determined at this time.  However, based on preliminary information, the potential total losses from the storm could be material to the current results of operations of the company, but are not expected to have a material effect on its financial condition. Outside of Florida, the company does not expect the storm to have a material impact on its results of operations or financial condition.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in more than 16 million households protect what they have today and better prepare for tomorrow through more than 12,900 exclusive agencies and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group provides life insurance, annuity, retirement, banking and investment products through distribution channels that include Allstate agencies, independent agencies, worksite, financial institutions and broker-dealers.

This press release contains forward-looking statements about the effect of claims resulting from Hurricane Charley on the company’s results of operations and financial position.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s current estimates, assumptions and projections.  Actual results may differ materially from those projected in the forward-looking statements for a variety of reasons.  Among other things, these forward-looking statements could be affected by the number of insureds affected by the hurricane, the amount and timing of losses actually incurred and reported by insureds, the preliminary nature of reports and estimates of loss to date, and the amount and timing of reinsurance recoverables and reimbursements actually received.  We undertake no obligation to publicly correct or update any forward-looking statements.

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